Exhibit 3.40(a)
New Jersey Department of State Division of Commercial Recording Certificate of Incorporation, Profit (Title 14A:2-7 New Jersey Business Corporation Act For Use by Domestic Profit Corporations) C-100 Rev. 7/92 This is to Certify that, there is hereby organized a corporation under and by virtue of the above noted statute of the New Jersey Statutes. 1. Name of Corporation: USP Central New Jersey, Inc. 2. The purpose for which this corporation is organized is (are) to engage in any activity within the purposes for which corporations may be organized under NJSA 14A 1-1 et seq: 3. Registered Agent: THE CORPORATION TRUST COMPANY 4. Registered Office: 820 Bear Tavern Road West Treaton, NJ 08628 5. The aggregate number of shares which the corporation shall have authority to issue is: 1,000 6. If applicable, set forth the designation of each class and series of shares, the number in each, and a statement of the relative rights, preferences and limitations. 7. If applicable, set forth a statement of any authority vested in the board to divide the shares into classes or series or both and to determine or change their designation number, relative rights, preferences and limitations. 8. The first Board of Directors shall consist of one Directors (minimum of one). Name Street Address City State Zip Donald E. Steen 15305 Dallas Parkway Addison TX 75001 Suite 1600, LB 28 9. Name and Address of Incorporator(s): Name Street Address City State Zip Alex Jenkins 15305 Dallas Parkway Addison TX 7 5001 Suite 1600, LB 28 10. The duration of the corporation is: perpetual 11. Other provisions: 12. Effective Date (Not to exceed 90 days from date of rillng): In Witness whereof, each individual incorporator being over eighteen years of age has signed this certificate, or if the Incorporator is a corporation has caused this Certificate to be signed by its duly authorized officers this 15 day of april 2002 Signature: Signature: Signature: 0100876808 Signature: